Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bowne & Co., Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-102046, 333-64836, 333-79409, 333-81639, 2-96887, 33-48831, 33-35810 and 333-57045) on Forms S-8 and in the registration statements (Nos. 333-109810, 333-25861, 333-25849, and 333-18629) filed on Forms S-3 of Bowne & Co., Inc. of our reports dated April 10, 2006, with respect to the Consolidated Balance Sheets of Bowne & Co., Inc. as of December 31, 2005 and 2004, and the related Consolidated Statements of Operations, Stockholders’ Equity, and Cash Flows, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appears in the December 31, 2005 annual report on Form 10-K of Bowne & Co., Inc.

Our report dated April 10, 2006, on management’s assessment of effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Bowne & Co., Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that Bowne & Co., Inc. lacked effective procedures to reconcile the income tax general ledger accounts to supporting detail and adequately verify data used in income tax computations and lacked effective policies and procedures for review and approval of amounts recorded in income tax accounts.

As discussed in Note 2, the Consolidated Financial Statements as of December 31, 2004 and for each of the years ended December 31, 2004 and 2003 have been restated.

/s/ KPMG LLP

New York, New York
April 10, 2006